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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Conus Partners, Inc.
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   (Last)                            (First)              (Middle)

    One Rockefeller Plaza
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                                    (Street)

    New York                        New York                 10020
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     February 14, 2003
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Penn Treaty American Corporation (NYSE "PTA")
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form filed by One Reporting Person

     [_]  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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


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



FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date           Expira-                            Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-          tion                               of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable        Date           Title               Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

Convertible Securities   Nov. 13, 2002  Oct. 17, 2008  Common Shares       2,743,057        4.50            I             Contract
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

++ The securities reported on this filing are held in (a) the accounts of unregistered investment companies over which the Reporting Person has investment discretion by virtue of the Reporting Person being the general partner or investment manager, as applicable, of said entities and (b) managed accounts over which the Reporting Person has investment discretion by virtue of the Reporting Person being the investment advisor of said managed accounts. The Reporting Person in turn has a pecuniary interest in the securities held by certain of these unregistered investment companies equal to its portion of the incentive allocation potentially made to the general partner of certain entities each year.


    Conus Partners, Inc.
    by:  /s/ Andrew Zacks                                  February 14, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


02665.0001 #384530